Exhibit 10.17

Execution Version

CuriosityStream Inc.

Restricted Stock Agreement

THIS RESTRICTED STOCK AGREEMENT (this “Agreement”), dated as of October 14, 2020, is entered into by and between CuriosityStream Inc., a Delaware corporation (the “Company”), and Software Acquisition Holdings LLC, a Delaware limited liability company (the “Sponsor”).

WHEREAS, the Company and the Sponsor previously entered into that certain Securities Subscription Agreement, dated as of June 25, 2019, pursuant to which the Sponsor purchased an aggregate of 3,593,750 shares (the “Founder Shares”) of the Company’s Class B common stock, par value $0.0001 per share (“Class B Common Stock”), up to 468,750 of which were subject to forfeiture to the Company for no consideration depending on the extent to which the underwriters of the Company’s initial public offering exercised their over-allotment option;

WHEREAS, on November 19, 2019, the Company effected a 1.04-for-1 stock dividend, for each share of Class B Common Stock outstanding, resulting in the Sponsor holding an aggregate of 3,737,500 Founder Shares, up to 487,500 shares of which were subject to forfeiture depending on the extent to which the underwriters of the Company’s initial public offering exercised their over-allotment option;

WHEREAS, in connection with the Company’s initial public offering, the underwriters of such offering fully exercised their over-allotment option, resulting in the 487,500 Founder Shares no longer being subject to forfeiture;

WHEREAS, the Company has entered into that certain Agreement and Plan of Merger, dated as of August 10, 2020 (the “Merger Agreement”), by and among the Company, CS Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of the Company (“Merger Sub”), Hendricks Factual Media LLC, a Delaware limited liability company, (the “Majority Stockholder”), and CuriosityStream Inc., a Delaware corporation (“CuriosityStream”), pursuant to which, among other things, Merger Sub shall at the Effective Time (as defined in the Merger Agreement) merge with and into CuriosityStream, with CuriosityStream surviving as a wholly owned subsidiary of the Sponsor (the “Merger”);

WHEREAS, the Merger will constitute a “business combination” as defined in the Company’s corporate charter and, as a result, the Company’s Class B Common Stock will automatically convert into the Company’s Class A common stock, par value $0.0001 (“Class A Common Stock”), upon the consummation of the Merger (the “Conversion”); and

WHEREAS, in connection with the Merger, the Sponsor desires to subject 60% of the Founder Shares (after giving effect to the Conversion) held by the Sponsor as of immediately prior to the Effective Time to performance-based vesting requirements as set forth herein.

NOW THEREFORE, for and in consideration of the premises and the covenants of the parties contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, for themselves and their successors and assigns, hereby agree as follows:

1. Restricted Shares.

(a) Restricted Shares. Effective as of the Effective Time, 2,242,500 Founder Shares after giving effect to the Conversion (the “Restricted Shares”) shall be subject to the terms and conditions set forth in this Agreement.

(b) Conditions. The Sponsor hereby (i) appoints the Company as the Sponsor’s attorney-in-fact to take such actions as may be necessary or appropriate to effectuate a transfer of the record ownership of any Restricted Shares that are granted or forfeited hereunder, (ii) agrees to deliver to the Company, as a precondition to the issuance of any certificate or certificates with respect to any Restricted Shares granted hereunder, one or more stock powers, endorsed in blank, with respect to such Restricted Shares, and (iii) agrees to sign such other powers and take such other actions as the Company may reasonably request to accomplish the transfer to the Company of any unvested Restricted Shares that are forfeited hereunder.

2. Vesting of Restricted Shares.

(a) Vesting. If, as of any date following the Closing Date (as defined in the Merger Agreement), the closing price of a share of Class A Common Stock (the “Closing Share Price”) equals or exceeds the share price goals set forth below, then the corresponding Restricted Shares set forth below will be deemed vested as of the close of trading on such date of determination:

(i) One-third of the Restricted Shares (the “First Tranche Shares”) will vest if the Closing Share Price is greater than or equal to $12.50;

(ii) One-third of the Restricted Shares (the “Second Tranche Shares”) (and, if not already vested, all of the First Tranche Shares) will vest if the Closing Share Price is greater than or equal to $14.00; and

(iii) One-third of the Restricted Shares (and, if not already vested, all of the First Tranche Shares and Second Tranche Shares) will vest if the Closing Share Price is greater than or equal to $15.50.

(b) Change in Control. Upon the occurrence of a Change in Control (as defined in the Company’s 2020 Omnibus Incentive Plan as in effect on the Closing Date (the “Plan”)), any unvested Restricted Shares shall become fully vested.

3. Issuance of Restricted Shares. The Restricted Shares shall be evidenced by a stock certificate or by book-entry on the books and records of the Company, as the Company may determine, in the Sponsor’s name. If a Restricted Share is evidenced by a stock certificate, then during the period prior to the vesting of the Restricted Share, such certificate may be issued to the Sponsor with a legend substantially in the form set forth in Section 6, or alternatively may be held in escrow by the Company on behalf of the Sponsor. If unvested Restricted Shares are held in book-entry form, the Sponsor agrees that the Company may give stop-transfer instructions to the depository (if any) to ensure compliance with the provisions hereof. Upon the vesting of a Restricted Share, the Company shall promptly deliver to the Sponsor a certificate evidencing such Restricted Share, free of all legends, or shall promptly cause any restrictions noted in the book entry to be removed.

4. Rights as Stockholder. Except as otherwise specifically provided in this Agreement, the Sponsor shall have all the rights of a stockholder with respect to the Restricted Shares, including, without limitation, the right to vote such Restricted Shares and the right to receive dividends or distributions in respect of the Restricted Shares.

5. Non-Transferability. The Restricted Shares may not, at any time prior to becoming vested, be assigned, alienated, pledged, attached, sold, or otherwise transferred or encumbered by the Sponsor. Notwithstanding the foregoing, the Sponsor may transfer all or any portion of the Restricted Shares to any of its Affiliates (as defined in the Plan) if such Affiliate agrees to be bound by the terms and conditions set forth herein with respect to such transferred Restricted Shares. Except as set forth in the immediately preceding sentence, any purported assignment, alienation, pledge, attachment, sale, transfer, or encumbrance of the Restricted Shares shall be void and unenforceable against the Company.

6. Legend. Any certificates representing unvested Restricted Shares shall be held by the Company, and any such certificate shall contain a legend substantially in the following form:

The transferability of this certificate and the shares of stock represented hereby are subject to the terms and conditions (including forfeiture) of the restricted stock agreement entered into between the registered owner and CuriosityStream Inc. Copies of agreement are on file in the offices of CuriosityStream Inc.

If shares of the Company are certificated, then, as soon as practicable following the vesting of any such Restricted Shares, the Company shall cause a certificate or certificates covering such Restricted Shares, without the aforesaid legend, to be issued and delivered to the Sponsor. If any Restricted Shares are held in book-entry form, the Company may take such steps as it deems necessary or appropriate to record and manifest the restrictions applicable to such Restricted Shares.

7. Adjustment for Change in Capitalization.

(a) Corporate Transaction. In the event of a merger, consolidation, acquisition of property or shares, stock rights offering, liquidation, disposition for consideration of the Company’s direct or indirect ownership of a subsidiary, or similar event affecting the Company or any of its subsidiaries (each, a “Corporate Transaction”), the board of directors of the Company (the “Board”) or any committee designated by the Board (the “Committee”) may in its discretion make such substitutions or adjustments as it deems appropriate and equitable to (i) the number and kind of shares or other securities subject to outstanding Restricted Shares, and (ii) the performance thresholds set forth in Section 2.

(b) Share Change. In the event of a stock dividend, stock split, reverse stock split, reorganization, share combination, or recapitalization or similar event affecting the capital structure of the Company, or separation or spinoff, in each case, without consideration, or other extraordinary dividend of cash or other property to the Company’s stockholders, the Committee or the Board shall make such substitutions or adjustments as it deems appropriate and equitable to (i) the number and kind of shares or other securities subject to outstanding Restricted Shares, and (ii) the performance thresholds set forth in Section 2.

(c) Types of Adjustments. In the case of Corporate Transactions, such adjustments may include, without limitation, (i) the cancellation of outstanding Restricted Shares in exchange for payments of cash, property, or a combination thereof having an aggregate value equal to the value of such Restricted Shares, as determined by the Board in its good faith discretion; (ii) the substitution of other property (including, without limitation, cash or other securities of the Company and securities of entities other than the Company) for outstanding Restricted Shares; and (iii) in connection with any sale of a division, separation, or spinoff, arranging for the assumption of Restricted Shares, or replacement of Restricted Shares with new awards based on other property or other securities (including, without limitation, other securities of the Company and securities of entities other than the Company), by the affected subsidiary, affiliate, or division or by the entity that controls such subsidiary, affiliate, or division following such transaction (as well as any corresponding adjustments to Restricted Shares that remain based upon the Company’s securities).

8. Miscellaneous.

(a) No Waiver; Amendment. No waiver of any right hereunder by any party shall operate as a waiver of any other right, or as a waiver of the same right with respect to any subsequent occasion for its exercise, or as a waiver of any right to damages. No waiver by any party of any breach of this Agreement shall be held to constitute a waiver of any other breach or a waiver of the continuation of the same breach. This Agreement may be amended or modified only by a written instrument executed by the Sponsor and the Company.

(b) Notices. All notices, demands and other communications provided for or permitted hereunder shall be made in writing and shall be by (i) registered or certified first-class mail, return receipt requested, (ii) electronic mail, (iii) courier service, or (iv) personal delivery:

if to the Company:

CuriosityStream Inc.
8484 Georgia Ave., Suite 700

Silver Spring, MD 20910

Attention: Clint Stinchcomb
E-mail:        clint@curiositystream.com

if to the Sponsor:

Software Acquisition Holdings, LLC
1980 Festival Plaza Drive
Suite 300
Las Vegas, NV 89135
Attention: Jonathan Huberman

E-mail: jon@softwareaqn.com

All such notices, demands, and other communications shall be deemed to have been duly given when delivered by hand, if personally delivered; when delivered by courier, if delivered by commercial courier service; five business days after being deposited in the mail, postage prepaid, if mailed; and when delivered, if by electronic mail.

(c) Taxes. The Sponsor acknowledges and agrees that the Sponsor is and shall be solely responsible for the payment of all federal, state, local, and foreign taxes that are required by applicable laws or regulations to be paid with respect to the Restricted Shares.

(d) Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, and each other provision of this Agreement shall be severable and enforceable to the extent permitted by law.

(e) Successors. The terms of this Agreement shall be binding upon and inure to the benefit of the Company and the Sponsor, and their respective successors and assigns.

(f) Entire Agreement. This Agreement contains the entire agreement and understanding of the parties hereto with respect to the subject matter contained herein and supersedes all prior communications, representations, and negotiations with respect thereto.

(g) Governing Law. This Agreement shall be construed and interpreted in accordance with the internal laws of the State of Delaware without regard to principles of conflicts of law thereof, or principles of conflicts of laws of any other jurisdiction that could cause the application of the laws of any jurisdiction other than the State of Delaware.

(h) Headings. The headings of the Sections hereof are provided for convenience only and are not to serve as a basis for interpretation or construction, and shall not constitute a part, of this Agreement.

(i) Counterparts. This Agreement may be signed in any number of counterparts, each of which shall be deemed to be an original, but all of which taken together shall constitute one and the same instrument.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first written above.

Software Acquisition Group Inc.

By:	/s/ Jonathan Huberman
Name:	Jonathan Huberman
Title:	Chairman, CEO & CFO

Software Acquisition Holdings, LLC

By:	/s/ Jonathan Huberman
Name:	Jonathan Huberman
Title:	Chairman, CEO & CFO

[Signature Page to Restricted Stock Agreement]